Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Dr. Reuven Gepstein, Director and President
Cherry Tankers, Inc.
Rehov Hanasi 95
Herzeliya Pituach, Israel 44305

Dear Dr. Gepstein,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Post Effective Amendment No. 1 to Form SB-2 of Cherry Tankers, Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated January 15, 2009, as of and for the periods ended December 31, 2008, and 2007.  We further consent to the reference to us in the section on Interests of Named Experts and Counsel.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
February 24, 2009.